Exhibit 4.7

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture (this “Supplemental Indenture”), dated as of August 7, 2025, between Paramount Global, a Delaware corporation (the “Issuer”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer (formerly known as CBS Corporation) and the guarantor party thereto have heretofore executed and delivered to the Trustee an Indenture, dated as of November 16, 2017, among the Issuer, the guarantor party thereto and the Trustee (as supplemented to the date hereof, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of Securities;

WHEREAS, the 3.70% Senior Notes due 2028 were issued under the Indenture (the “Senior Notes”);

WHEREAS, Section 901(2) of the Indenture permits supplements thereto without the consent of Holders of Securities to add to the covenants of the Issuer for the benefit of Holders of all or any series of Securities;

WHEREAS, as permitted by Section 901(2) of the Indenture, the Issuer wishes to add to the covenants of the Issuer for the sole benefit of the Holders of the Senior Notes, by including a covenant to provide a guarantee of all such Senior Notes;

WHEREAS, pursuant to Section 901 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders of Securities; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Senior Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture, as amended hereby.

(2) Relationship with Indenture. The terms and provisions contained in the Indenture will constitute, and are hereby expressly made, a part of this Supplemental Indenture. However, to the extent any provision of the Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture will govern and be controlling.

(3) Covenant to add Parent Guarantee. Pursuant to this Section 3, the Issuer agrees to use reasonable best efforts (as determined by the Issuer) to cause Paramount Skydance Corporation (formerly known as New Pluto Global, Inc., the “Parent Guarantor”) to, promptly following the consummation of the transactions contemplated by the transaction agreement (as may be amended from time to time), dated as of July 7, 2024, among the Issuer, the Parent Guarantor and the other parties thereto, pursuant to which the Issuer and Skydance Media, LLC, a California limited liability company, became wholly-owned subsidiaries of the Parent Guarantor, provide a full and unconditional guarantee of all of the obligations of the Issuer under the Indenture and the Senior Notes (the “Parent Guarantee”), which Parent Guarantee may be provided by means of a supplemental indenture to the Indenture to be entered into by the Issuer, the Trustee and the Parent Guarantor. In no event shall the Trustee be charged with monitoring compliance with this covenant, nor shall it be charged with knowledge of whether or not the Issuer has used reasonable best efforts in connection therewith.

(4) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or the Parent Guarantor shall have any liability for any obligations of the Issuer or the Parent Guarantor under the Senior Notes, the Parent Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.

(5) Governing Law; Waiver of Jury Trial. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, AND EACH OF THE PARTIES HERETO (AND EACH HOLDER OF THE SENIOR NOTES) HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES HERETO (AND EACH HOLDER OF THE SENIOR NOTES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(6) Counterparts. This Supplemental Indenture may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original and, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

(9) Benefits Acknowledged. The Issuer is subject to the terms and conditions set forth in the Indenture. The Issuer acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the waivers made by it pursuant to this Supplemental Indenture are knowingly made in contemplation of such benefits.

(10) Successors. All agreements of the Issuer in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

(11) Separability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law.

(12) Rights of the Trustee. In acting hereunder, the Trustee shall have and be protected by all of the rights, powers, immunities, indemnities and other protections granted to it under the Indenture, all of which are incorporated herein, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Paramount Global,
as Issuer

By:	/s/ Andrew Warren
Name: Andrew Warren
Title: President

Deutsche Bank Trust Company Americas,
as Trustee

By:	/s/ Carol Ng
Name: Carol Ng
Title: Vice President

By:	/s/ Chris Niesz
Name: Chris Niesz
Title: Director